                                                                        A449797

                                        STATE
                                          OF
                                      CALIFORNIA

                               SECRETARY OF STATE'S OFFICE

                                  CORPORATION DIVISION


     I, TONY MILLER, Acting Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.


                                            IN WITNESS WHEREOF, I execute
                                               this certificate and affix the
                                               Great Seal of the State of
                                               California this

                                                          AUG 04 1994
                                                    ---------------------------


[SEAL]
                                                     /s/ Tony Miller
                                                    ---------------------------
                                                      ACTING SECRETARY OF STATE

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                                                       ENDORSED FILED
                                        In the office of the Secretary of State
                                                of the State of Cslifornia
                                                        Aug 03 1994


                                                   Acting Secretary of State


                  CERTIFICATE OF DESIGNATION OF PREFERENCES

                                       OF

                           SERIES A PREFERRED STOCK

                                       OF

                                 PAULA FINANCIAL

      1. The undersigned, Roger S. Teig and Teresita E. Matos, do hereby certify that:

      1. They are the President and Chief Executive Officer, and the Secretary, respectively, of Paula Financial, a California corporation (the "Corporation").

      2. Pursuant to authority given by the Corporation's Articles of Incorporation and by Section 202(e) of the California Corporations Code, the Board of Directors of the Corporation held a meeting on July 25, 1994 and adopted the following resolution:

      WHEREAS, the rights and privileges applicable to the Preferred Stock, including the provisions relating to the convertibility of the Preferred Stock into shares of the Corporation's Common Stock, no par value (the "Common Stock"), are specified in the following Certificate of Designation of Series A Preferred Stock of Paula Financial (the "Certificate of
Designation");

      NOW, THEREFORE, BE IT

      RESOLVED, that pursuant to the authority presently granted to and vested in the Board of Directors of this Corporation under the provisions of the Articles of Incorporation, as amended, of the Corporation and pursuant to the provisions of Section 401 of the General Corporation Law of the State of California, this Board of Directors hereby creates a series of Preferred Stock to consist of 941,177 shares, no par value, and hereby fixes the powers, preferences and relative participating, voting, optional and other special rights, and the qualifications, limitations and restrictions thereof, of said series of Preferred Stock which have not heretofore been set forth in the Articles of Incorporation in accordance with the terms of the Certificate of Designation attached hereto as Exhibit A.


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     3.   The authorized number of shares of Preferred Stock of the
corporation is 5,000,000. The number of shares constituting this Series A Preferred Stock is 941,177, none of which shares has been issued.


                                       2

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    IN WITNESS WHEREOF, the undersigned officers hereby execute this
Certificate and declare, under penalty of perjury under the laws of the State of California, that the statements set forth in this Certificate are true and correct of their own knowledge. Executed at Pasadena, California on July 27, 1994.

                                        /s/ Roger G. Teig
                                        -------------------------------------
                                        Roger G. Teig, President, Chief
                                        Executive Officer


                                        /s/ Teresita E. Matos
                                        -------------------------------------
                                        Teresita E. Matos
                                        Secretary

                            CERTIFICATE OF DEIGNATION
                           OF SERIES A PREFERRED STOCK
                               OF PAULA FINANCIAL

     The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Series A Preferred Stock of the Corporation.

     1.  DESIGNATION.

     A total of 941,177 shares of the Corporation's Preferred Stock shall be designated the "Series A Preferred Stock."

     2. DIVIDENDS.

        (a) RESTRICTIONS ON DISTRIBUTIONS. Except as otherwise consented to by the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (voting as a separate class), the Corporation shall not declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any shares of its capital stock for any rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing. "Subsidiary" means any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Corporation and/or any of its other Subsidiaries.

        Notwithstanding the foregoing, Subsidiaries may daclare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation, and nothing herein contained shall prevent the Corporation from:

             (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock;

             (ii) complying with any specific provision of the terms of the Series A Preferred Stock as set forth herein (including, without limitation, redemption of the Series A Preferred Stock in accordance with its terms);

             (iii) repurchasing any stock of any director. officer, employee, consultant or other person or entity, subject to a stock repurchase, stock restriction or stock option agreement under which the Corporation has the right or obligation to repurchase such shares in the event of termination of employment or of the consultinq arrangement, or other similar discontinuation of a business relationship (including, without limitation, the Corporation's obligations under the PAULA Financial and Subsidiaries Employee Stock Ownership Plan (the "ESOP") to repurchase any stock which is offered for sale to the Corporation by either a participant or beneficiary of a deceased participant of the ESOP in accordance with the put options provisions set forth in ESOP Section
     5.08 or any applicable successor section thereto, the Stock Purchase Agreement dated as of July 26, 1994 among the Corporation, Norman J.

     Schnider and Elizabeth J. Schnider, as trustees of The Schnider Family Trust, Norman J. Schnider and Elizabeth J. Schnider, as individuals, which evidences the obligation of the Corporation to repurchase 76,100 shares of Common Stock from The Schnider Family Trust, the 1994 Stock Incentive Plan of the Corporation to accept options and stock as payment of the exercise price for options issued thereunder, the Agreement for Repurchase of ESOP Stock dated as of July 26, 1994 between the Corporation and the ESOP which evidences the obligation of the Corporation to repurchase 367,647 shares of Common Stock from the ESOP and the irrevocable offer by the Corporation to repurchase 178,900 shares of Common Stock from its shareholders under that certain offer letter dated July 27, 1994 and the related transmittal letter; provided, however, each such repurchase or payment is approved by the Board of Directors of the Corporation; or

             (iv) repurchasing any stock of any director, officer, employee, consultant or other person or entity so long as the aggregate amount of such repurchases during any fiscal year of the Corporation does not exceed $250,000; provided, however, each such repurchase or payment is approved by the Board of Directors of the Corporation; provided further, however, to the extent that the amount of such repurchases during any fiscal year is less than $250,000, the difference between $250,000 and the amount of such repurchases may be carried forward and expended in a subsequent fiscal year.

        (b) PARTICIPATING DIVIDENDS. In the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), each holder of shares of Series A Preferred Stock shall be entitled to the amount of dividends as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted pursuant to the provisions of
Section 6 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP.

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stack of the Corporation designated to be junior to the Series A Preferred Stock and subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on a parity with, the Series A Preferred Stock with respect to liquidation preferences, the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to the greater of:

         (a) $17.00 per share of Series A Preferred Stock, plus all accrued but unpaid dividends thereon, whether or not earned or declared up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up; and

         (b) an amount equal to such amount per share of Series A Preferred Stock as would have been payable had each share of Series A Preferred Stock, and all other outstanding shares of any class or series of capital stock of the Corporation, if any, which are convertible into Common Stock and which are senior to the Common Stock with respect to liquidation preferences, been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up, but without giving effect to any other liquidation preference or participation right of any such other classes or series of capital stock of the Corporation.

     The amounts set forth above and throughout this Section 3 shall be subject to equitable adjustment whenever there shall occur a Stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

     If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of Series A Preferred Stock the full amount to which they otherwise would be entitled to receive, the holders of Series A Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts to which they would otherwise be entitled to receive upon liquidation if all liquidation preference dollar amounts owing to the holders of Series A Preferred Stock were paid in full.

     After such payment shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

     Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. All distributions (including distributions other than cash) made hereunder shall be made pro rata with respect to each share of Series A Preferred Stock in accordance with the liquidation preference amounts described in Section 3 above. In the event of any dispute between the holders of the Series A Preferred Stock and the Corporation regarding the determination of the fair market value of non-cash distributions, at the election of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (voting as a separate class), the Corporation shall engage a consulting or investment banking firm selected by the Board of Directors and approved by the holders of at least
66 2/3% of the then outstanding shares of Series A Preferred Stock (voting as a separate class) to prepare an independent appraisal of the fair market value of such property to be distributed. The expenses of any appraisal by such consulting or investment banking firm shall be borne by the Corporation.

     4. REORGANIZATION.

     If at any time or from time to time there shall be a capital reorganization of the Common Stock, or a merger or consolidation of the Corporation with or into another corporation unless the Corporation shall be the surviving corporation, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person or entity, or any other form of business combination or reorganization in which "control" (as defined in this Section 4) of the Corporation is transferred (a "Reorganization"), the holders of each share of Preferred Stock shall be entitled to be paid in cash an amount equal to the greater of:

        (a) S17.00 per share of Series A Preferred Stock, plus all accrued but unpaid dividends thereon, whether or not earned or declared up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such Reorganization; and

        (b) an amount equal to such amount per share of Series A Preferred Stock as would have been payable had each share of Series A Preferred Stock, and all other outstanding shares of any class or series of capital stock of the Corporation, if any, which are convertible into Common Stock and which are senior to the Common Stock with respect to liquidation preferences, been converted to Common Stock immediately prior to Such event of Reorganization, but without giving effect to any other Reorganization preference or participation right of any such other classes or series of capital stock of the Corporation.

     For purposes of this Section 4, "control" shall be deemed to have been transferred in a transaction or series of transactions in which any person, or group of persons acting in concert, other than the ESOP, the Purchasers (or any entity with respect to which any Purchaser beneficially owns more than 50% of the voting securities of such entity or more than 50% of the voting securities of such Purchaser is directly or indirectly beneficially owned or held by such entity or such Purchaser is a partnership in which such entity is a general partner) and holders of more than 10% of Series A Preferred Stock immediately prior to the consummation of the Reorganization, shall have acquired beneficial ownership of more than 25% of the Common Stock of the Corporation (assuming all rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire shares of Common Stock (Common Stock Equivalents") have been fully exercised or converted} or of substantially all of the assets of the Corporation.

     The amounts set forth above and throughout this Section 4 shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, racapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

     5. VOTING POWER.

     Except as otherwise expressly provided in this Section 5, or as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided in Section 5 or Section 8 hereof or as otherwise required by law, the holders of shares of Series A Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation including the election of directors other than the Series A Directors.

     The holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect "three directors (the "Series A Directors"). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or by written consent) of the holders of at least 51% of the outstanding shares of Series A Preferred Stock (voting as a separate class) shall constitute a quorum for the election of the Series A Directors. The persons receiving the highest number of affirmative votes of the shares of Series A Preferred Stock (voting as a separate class) present in person or by proxy at any meeting relating to the election of directors (calculated after the determination of a quorum) shall be elected as the Series A Directors.

     Any Series A Director may be removed during his or her term of office, without cause, by and only by, the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock (voting as a separate class). A vacancy in a seat hald by a Series A Director shall be filled by vote or written consent of the majority of the then outstanding shares of Series A Preferred Stock (voting as a separate class) present in person at any meeting (calculated after the determination of a quorum) or by written consent.

     Without the written consent of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (voting as a separate class), the number of directors of the Corporation shall not exceed nine in number.

     6. CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

       (a) GENERAL. Subject to and in compliance with the provisions of this Section 6, all shares of Series A Preferred Stock held by any person or entity may, at the option of such person or entity, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product Obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 6(b)) by the number of shares of Series A Preferred Stock being converted at any time.

       (b) APPLICABLE CONVERSION RATE. The conversion rate in effect at any time for the Series A Preferred Stock (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $17.00 by the Applicable Conversion Value, calculated as provided in Section 6(c).

       (c) APPLICABLE CONVERSION VALUE. The Applicable Conversion Value in effect from time to time, except as adjustsd in accordance with Section 6(d) hereof, shall be $17.00 (the "Applicable Conversion Value").

       (d) ADJUSTMENTS TO APPLICABLE CONVERSION VALUE OF SERIES A PREFERRED
              STOCK.

             (i)(A) UPON DILUTIVE ISSUANCES OF COMMON STOCK OR CONVERTIBLE SECURITIES. If the Corporation shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell shares of its Common Stock or Common Stock Equivalents (as defined in Section 6(d)(i)(B)(1)) without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying such Applicable Conversion Value by a fraction:

                 (1) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis assuming the conversion of all then presently exercisable options, warrants, purchase rights or convertible securities whose exercise or conversion price is less than the Applicable Conversion Value then in effect), plus (b) the number of shares of Common Stock or Common Stock Equivalents which the net aggregate consideration, if any, received by the Corporation for the total number of such additional sharers of Common Stock or Common Stock Equivalents so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

                (2) the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis assuming the exercise or conversion of all then presently exercisable options, warrants, purchase right or convertible securities whose exercise or conversion price is less than the Applicable Conversion Value then in effect), plus (b) the number of such additional shares of Common Stock or Common Stock Equivalents so issued.

     The provisions of the foregoing paragraph as they may apply to the Series A Preferred Stock may be waived in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written agreement of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (voting as a separate class).

         (i)(B) UPON DILUTIVE ISSUANCES OF WARRANTS, OPTIONS AND PURCHASE RIGHTS TO COMMON STOCK OR CONVERTIBLE SECURITIES.

           (1) For the purposes of this Section 6(d)(i), the issuance of any Common Stock Equivalent shall be deemed an issuance of Common Stock with respect to adjustments in the Applicable Conversion Value if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Applicable Conversion Value in effect at the time of such issuance. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this
      Section 6(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have bean made upon the issuance of any such Common Stock Equivalenta as above provided.

           (2) Adjustments for Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value will be that which would have been obtained (x) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (y) had the adjustments made to the Applicable Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Applicable Conversion Value as adjusted pursuant to c1ause (1) above. Any adjustment of the Applicable Conversion Value with respect to this
      Section 6(d)(i) which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is cancelled without being exercised, or is repurchased by the Corporation at a price per share at or less than the original purchase price, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value that would have been in effect had the expired or cancelled Common Stock Equivalent not been issued.

           (3) Net Consideration Per Share. For purposes of this paragraph, the "Net Consideration Per Share" which may be received by the Corporation shall be determined as follows:

                (a) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

           (b) The "Net Consideration Per Share" which may be received by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

          (i)(C) STOCK DIVIDENDS FOR HOLDERS OF CAPITAL STOCK OTHER THAN COMMON STOCK. In the event that the Corporation shall make or issue, or shall fix a record date for the determination of holders of any capital stock of the Corporation other than holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwiss exchangeable for shares of Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemaed to have been issued for no consideration, except for (1) dividends payable in shares of Common Stock payable pro rata to holders of Series A Preferred Stock and to holders of any other class of stock (whether or not paid to holders of any other class of stock), or (2) with respect to the Series A Preferred Stock, dividends payable in shares of Series A Preferred Stock which shall be deemed to have been issued at the then Applicable Conversion Value; provided, however, that holders of any shares of Series A Preferred Stock shall be entitled to receive in lieu of such Series A Preferred Stock the shares of Common Stock for which the shares of Series A Preferred Stock are then convertible.

          (i)(D) CONSIDERATION OTHER THAN CASH. For purposes of this Section 6(d)(i), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 6(d)(i) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation. In the event of any dispute between the holders of the Series A Preferred Stock and the Corporation regarding the determination of fair market value, on the request of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock (voting as a separate class), the Corporation shall engage a consulting firm or investment banking firm, selected by the Board of Directors and approved by the holders of at least
66 2/3% of the outstanding shares of Series A Preferred Stock (voting as a separate class), to prepare an independent appraisal of the fair market value of such property to be distributed. The expenses of any appraisal by such consulting or investment banking firm shall be borne by the Corporation.

          (i)(E) EXCEPTIONS TO ANTI-DILUTION ADJUSTMENTS: BASKET FOR RESERVED EMPLOYEE SHARES. This Section 6(d)(i) shall not apply (a) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below); (b) with respect to the issuance or exercise of warrants issued to the placement agents of the Series A Preferred Stock for 82,353 shares of Common Stock; (c) with respect to the issuance or sale of shares of Common Stock, or the grant of options, warrants or other rights exercisable therefor, issued or issuable after the original issue date of the Series A Preferred Stock to directors, officers, employees and consultants of the Corporation or any subsidiary, pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan (ESOP), consulting agreement, or such
                                       7
other options, issuances, arrangements, agreements or plans approved by the Board of Directors so long as the aggregate number of such shares (including those shares issuable upon the exercise of Common Stock Equivalents other than options issued to Jeffrey A. Snider to purchase 30,000 shares of Common Stock) does not exceed 10% of the outstanding Common Stock (assuming all Common Stock Equivalents have been fully exercised or converted) at the time of proposed issuance; (d) with respect to the issuance or exercise of options issued to Jeffrey A. Snider to purchase 30,000 shares of Common Stock; and
(e) as to shares or Common Stock Equivalents purchased by any holder of Series A Preferred Stock pursuant to Article 8 of the Series A Preferred Stock Purchase Agreement dated as of August 3, 1994 (the "Stock Purchase Agreement") among the Corporation and the Purchasers listed on Schedule 1.01 thereto (the "Purchasers").

     (d) (ii) UPON EXTRAORDINARY COMMON STOCK EVENT. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value and all other conversion values set forth in Section 6(d)
(i) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the applicable Conversion
Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

               An "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

     (e) AUTOMATIC CONVERSION UPON QUALIFIED PUBLIC OFFERING OR ELECTION OF SERIES A PREFERRED STOCK.

         (i) Immediately upon (A) the closing of a public offering pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended covering the offer and sale of shares of Common Stock in which the aggregate price paid for such shares by the public is equal to or greater than $20,000,000 and in which the price per share of Common Stock paid by the public equals or exceeds (I) for the period until December 31, 1995, 125% of the then Applicable Conversion Value, (II) for the period from January 1, 1996 through December 31, 1996. 135% of the then Applicable Conversion Value or (III) for the period on or after January 1, 1997, 150% of the then Applicable Conversion Value (a "Qualified Public Offering"), or (B) the approval, set forth in a written notice to the Corporation and all record holders of Series A Preferred Stock, of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock of an election to convert Series A Preferred Stock into Common Stock, then all outstanding shares of Series A Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 6 hereof as of the closing and consummation of such underwritten public offering, or the stated date of approval of such holders of Series A Preferred Stock, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

          (ii) SURRENDER OF CERTIFICATES UPON AUTOMATIC CONVERSION. Upon the occurrence of the conversion event specified in the immediately preceding subparagraph (i), the holders of the Series A Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

     (f) DIVIDENDS. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive (and shall thereafter make or issue) a dividend or other distribution (other than a distribution in liquidation, any other distribution otherwise provided for herein or any dividend otherwise provided for under Section 2(b)) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 6(j)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock.

     (g) CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 6, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holders of the Series A Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stack into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

     (h) DE MINIMIS CHANGES IN APPLICABLE CONVERSION . No adjustment in the Applicable Conversion Value shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of the Applicable Conversion Value; provided, however, that any adjustments that, at the time of the calculation thereof, are less than one percent (1%) of the Applicable Conversion Value at such time and by reason of this Section 6(h) are not required to be made at such time shall be carried forward and added to any subsequent adjustment or adjustments for purposes of determining whether such subsequent adjustments, as so supplemented, exceed the one percent (1%) amount, all adjustments deferred prior thereto and not previously made shall then be made. In any case, all such adjustments being carried forward pursuant to this Section 6(h) shall be given effect upon the conversion of the Series A Preferred Stock by any holder thereof for purposes of determining the Applicable Conversion Value thereof.

     (i) CERTIFICATE AS TO ADJUSTMENTS: NOTICE BY CORPORATION. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series A Preferred Stock so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. Within 90 days of the end of each fiscal year of the Corporation, the Corporation at its expense will furnish each holder of Series A Preferred Stock so affected with a certificate prepared by the independent public accountants to the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

     (j) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank; The date when such written notice is received by the Corporation. Together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the "Conversion Date". As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 6, and cash, as provided in Section 6(k), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

     (k) CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

     (l) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (m) NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. Upon any of the foregoing events, the Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock.

     7. REDEMPTION.

          (a) PUT OPTION REDEMPTION. Subject to the limitations contained in
Section 7(h), at the written request of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock given to the Corporation (the "Redemption Request") at any time after December 30, 1998, the Corporation shall, upon receipt of the Redemption Request, redeem on the date specified in the Redemption Request (the "Redemption Date"), which Redemption Date shall be not less than 90 days after the date of the Redemption Request, all of the then outstanding shares of Series A Preferred Stock. The Corporation shall, within 5 days of the receipt of the Redemption Request delivered pursuant to this Section 7(a), provide written notice thereof to all record holders of Series A Preferred Stock.

          (b) SERIES A REDEMPTION PRICE; PAYMENT. The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section
7 shall be the greater of (i) the "Fair Market Value per share of Series A Preferred Stock (determined in accordance with this Section 7(b)) and (ii) the product of (A) the book value per share of Series A Preferred Stock as determined as of the end of the most recently ended fiscal quarter of the Corporation prior to the date of the Redemption Request in accordance with generally accepted accounting principles times (B) 1.15 the "Series A Redemption Price").

          For purposes of this Section 7, the "Fair Market Value" of a share of Series A Preferred Stock as of the Redemption Date shall be determined by a nationally recognized investment bank, accounting firm or other financial institution to be mutually agreed upon by the Corporation and the holders of the Preferred Stock (an Appraiser") who shall be experienced in evaluating companies in the same or similar lines of business as the Corporation and the Subsidiaries. If within 15 days of the Redemption Request, the Corporation and the holders of the Series A Preferred Stock have not agreed on an Appraiser, the Corporation and the holders of the Series A Preferred Stock shall each appoint an Appraiser. Each Appraiser shall be required to render its decision as to Fair Market Value not later than 30 days after its appointment. In the event that the difference between the Fair Market Values arrived at by the Appraisers so selected shall be no more than 10% greater than the lower of the Fair Market Values, the Fair Market Value shall be the average of the Fair Market Values. If the two Fair Market Values shall not be within 10% of the lower of the Fair Market Values, then the Appraisers shall select a third independent Appraiser who shall within 30 days of appointment determine a third Fair Market Value, provided that such third Appraiser shall be restricted to determining a Fair Market Value which is neither higher nor lower than the higher and lower of the other two Fair Market Values respectively. The Fair Market Value shall be the average of the one determined by the third independent Appraiser and the Fair Market Value determined by one of the two other Appraisers to which it is closest. The determination of Fair Market Value to be determined by each Appraiser shall be based on the greater of (i) the probable sale price for all of the business of the Corporation that a willing strategic purchaser would pay in an arm's length transaction divided by the number of shares of Common Stock outstanding (calculated on a fully-diluted basis assuming the conversion of all then presently exercisable options, warrants, purchase rights or convertible securities then in affect) or (ii) the probable offering price per share of Common Stock of the Corporation in a Qualified Public Offering on the Redemption Date (assuming that the entire capitalization of the Corporation consists of the number of shares of Common Stock outstanding on the Redemption Date and that number of shares of Common Stock which would be outstanding on the Redemption Date upon the conversion of all then outstanding presently exercisable options, warrants, purchase rights or convertible securities then in effect). The determination of the Fair Market Value shall be based upon a review of all relevant factors, including, without limitation, significant recent events affecting the Corporation, including pending mergers and acquisitions; revenues and earnings of the Corporation to the date of determination; projected earnings of the Corporation; price earnings and revenue multiples of comparable companies sold in the same industry; and such other matters as an Appraiser would deem pertinent. The determination shall be set forth in a written detailed report mutually addressed to the Board of Directors of the Corporation and the holders of the Series A Preferred Stock. All costs related to the appointment of and valuation by the Appraisers shall be borne by the Corporation.

     The Corporation shall pay the Series A Redemption Price on the Redemption Date in cash, or at its option, may pay up to 50% of the Series A Redemption Price through the issuance to each holder of Series A Preferred Stock of a promissory note of the Corporation for the principal amount by which the Corporation's cash payment on the Redemption Date to such holder was less than the aggregate Series A Redemption Price payable to such holder on such date (the "Redemption Notes"). The Redemption Notes shall bear interest at a rate per annum of the lesser of 18% or the highest rate allowed by law. All accrued and unpaid interest on each Redemption Note and the entire outstanding principal amount of each Redemption Note shall be due and payable on the first anniversary of the date of issuance of such Redemption Note. Each payment of principal and interest on any Redemption Note shall be made pro rata among all holders of Redemption Notes based on the amounts then due under such Redemption Note.

     (c) EQUITABLE ADJUSTMENT. The Series A Redemption Price set forth in this Section 7 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series A Preferred Stock.

     (d) REDEMPTION NOTICE. At least 15 days prior to the Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, certified mail, return receipt requested, by the Corporation to each holder of record of Series A Preferred Stock at its address shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series A Preferred Stock as provided herein. The Redemption Notice shall contain the following information:

          (i) the number of shares of Series A Preferred Stock held by the holder which shall be redeemed on such date under Section 7(a) by the Corporation and the total number of shares of Series A Preferred Stock held by all holders to be so redeemed;

          (ii) the Redemption Date and the Series A Redemption Price;

              (iii) whether the Series A Redemption Price shall be paid 100% in cash or 50% in cash and 50% in Redemption Notes on the Redemption Date; and

              (iv) that the holder is to surrender to the Corporation, at the places and times designated therein, its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

          (e) SURRENDER OF CERTIFICATES. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the places and times designated in the Redemption Notice, and thereupon the Series A Redemption Price shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be cancelled and retired.

          (f) DIVIDENDS AND CONVERSION AFTER REDEMPTION. Each share to be redeemed shall retain all of the rights and privileges of the Series A Preferred Stock until such share is actually redeemed in cash or by the issuance of the Redemption Notes, including, without limitation, the dividend rights of Section 2 herein, the liquidation preferences of Section 3 herein, the conversion rights of Section 6 herein and the voting rights of Section 7 herein.

          (g) FAILURE TO REDEEM. If the funds of the Corporation legally available for redemption of the Series A Preferred Stock on the Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock to be so redeemed on such date, the holders of shares of Series A Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such date were redeemed in full. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. In the event that the Corporation fails to make the payments of the Series A Redemption Price on the Redemption Date or fails to make payments on the Redemption Notes delivered pursuant hereto on the due date thereof, whether as a consequence of lack of liquidity, legal restriction or otherwise, the interest on the amounts then due will be eighteen percent (18%) or the highest rate allowed by law, if lower.

          (h) DURATION OF PUT OPTION REDEMPTION. The rights of the holders of the Series A Preferred Stock under this Section 7 shall expire upon a Qualified Public Offering.

     8. RESTRICTIONS AND LIMITATIONS.

     The Corporation shall not take any corporate action or otherwise amend its Articles of Incorporation or By-laws without the approval by vote or written consent of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (voting as a separate class}, each share of Series A Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided far herein for the benefit of any shares of Series A Preferred Stock or materially adversely affect the rights of the holders of the Series A Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation or take any other corporate action without the approval of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock, voting separately as a single class, if such amendment or corporate action would:

          (a) cause or authorize the Corporation to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of equity securities of the Corporation other than as provided for in Section 2 or Section 7 hereof; or

          (b) authorize, create or issue, or obligate the Corporation to authorize, create or issue, additional shares of any security other than the issuance or sale of shares of Common Stock, the issuance of options to Jeffrey A. Snider to purchase 30,000 shares, or the grant of options, warrants or other rights exercisable therefor, issued or issuable after the original issue date of the Series A Preferred Stock to directors, officers. employees and consultants of the Corporation or any subsidiary, pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan
(ESOP), consulting agreement, or such other options, issuances, arrangements, agreements or plans approved by the Board of Directors so long as the aggregate number of such shares (including those Shares issuable upon the exercise of Common Stock Equivalents and other than options issued to Jeffrey
A. Snider to purchase 30,000 shares of Common Stock does not exceed 10% of the outstanding Common Stock (assuming all Common Stock Equivalents have been fully exercised or converted) at the time of proposed issuance; or

          (c)  reduce the amount payable to the holders of Series A
Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

          (d) adversely affect the liquidation preferences, dividend rights, voting rights or redemption rights of the holders of Series A Preferred Stock; or

          (e) cancel or modify the conversion rights of the holders of Series A Preferred Stock provided for in Section 6 herein; or

          (f) provide for the voluntary liquidation, dissolution, recapitalization or winding up of the Corporation; or

          (g) cause or authorize the Corporation to pay any dividend with respect to any class of stack ranking junior to or on a parity with the Series A Preferred Stack, other than any dividend consisting solely of shares of any class of capital stock paid to the holders of shares of such class of capital stock; or

          (h) sell, transfer or encumber any assets other than in the ordinary course of business; or

          (i) cause or authorize, or obligate itself to cause to authorize, any Reorganization except that the Corporation may merge with and into a newly formed Delaware corporation for purposes of reincorporating in Delaware so long as (a) the capitalization of such newly formed Delaware corporation subsequent to the merger shall be identical to the capitalization of the Corporation prior to the merger and (b) the terms of the Series A Preferred Stock of such newly formed corporation subsequent to the merger shall be identical to the terms of the Series A Preferred Stock prior to the merger; or

          (j) amend the application of any provision of its Articles of Incorporation or By-laws.

     9. NO DILUTION OR IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment to the extent set forth herein. Without limiting the generality of the foregoing, the Corporation will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding.

     10.  NOTICES OF RECORD DATE. In the event of

          (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stack of any class or any other securities or property, or to receive any other right, or

          (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

          (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.

                                                      A494041
                                                   Endorsed Filed
                                        In the office of the Secretary of State
                                             of the State of California

                                                 Jun 27, 1997

                                                 /s/ Bill Jones
                                                 BILL JONES, Secretary of State


                          CERTIFICATE OF AMENDMENT
                                      OF
                     REINSTATED ARTICLES OF INCORPORATION
                                      OF
                                PAULA FINANCIAL

Jeffrey A. Snider and Bradley K. Serwin certify that:

1. They are the President and Secretary, respectively, of PAULA Financial, a California corporation (the "Corporation").

2. The Restated Articles of Incorporation of this Corporation are amended by amending and restating Section 7(h) of the Certificate of Designation of Preferences of Series A Preferred Stock of PAULA Financial to read in full as follows:

           "(h)  DURATION OF PUT OPTION REDEMPTION

                 The rights of the holders of the Series A Preferred Stock
              under this Section 7 shall expire upon the declaration by the Securities and Exchange Commission of the effectiveness of a registration statement filed by the Company under the Securities Act of 1933, as amended, relating to a Qualified Public Offering."

3. The foregoing Amendment of Restated Articles of Incorporation has been duly approved by the Corporation's Board of Directors.

4. The foregoing Amendment of Restated Articles of Incorporation has been duly approved by the required vote of all the outstanding shareholders of the Corporation and by the holders of the Series A Preferred Stock of the Corporation voting separately as a class in accordance with Sections 902 and 903 of the California Corporations Code. The total number of all outstanding shares of the Corporation is 1,891,665. The total outstanding Preferred Stock of the Corporation is 941,177, and the total outstanding Common Stock of the Corporation is 950,488. The percentage vote required was more than 50% for all shares and at least 66 2/3% for the Series A Preferred Stock class. 100% of the Series A Preferred stock and 51.3% of the Common Stock voted in favor of the Amendment.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: June 27, 1997

                                                 /s/ JEFFREY A. SNIDER
                                                 ----------------------------
                                                 Jeffrey A. Snider, President


                                                 /s/ BRADLEY K. SERWIN
                                                 ----------------------------
                                                 Bradley K. Serwin, Secretary